UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2008

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001

(Address of principal executive offices) (ZIP Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

Capital and Credit Market Update

The turbulent financial markets and disruption in the banking system has created a severe lack of credit and rising costs of any available debt.  As of June 30, 2008, we had $342.3 million in notes payable, most of which is subject to variable interest rates and become due prior to December 31, 2012.  Of our $342.3 million in debt, $302.2 million, or 88.3%, is subject to variable interest rates, although we have entered into hedging agreements with respect to approximately $178.4 million, or 59%, of such indebtedness as of June 30, 2008.  As of June 30, 2008, 8.7% of the principal amount of our loans is due this year, and 18.7% of the principal amount is due in 2009.  In addition, after June 30, 2008, we drew $58 million on our variable rate revolving credit facility which matures on February 13, 2011.  We have three development projects currently seeking construction loans.  If we are unable to obtain construction loans for those projects, we may have to finance construction utilizing available cash or we may have to postpone construction.  Either of these alternatives could have a negative impact on our results of operations or financial position.

We monitor the depository institutions that hold our cash and cash equivalents on a regular basis and believe that we have placed our deposits with creditworthy financial institutions.  We have diversified our cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities.  However, the Federal Deposit Insurance Corporation, or “FDIC,” only insures amounts up to $250,000 per depositor per insured bank.  At June 30, 2008 and December 31, 2007, we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of current federally insured levels.  If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000.  The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of your investment.

We have no exposure to leases with AIG, Bear Stearns, Lehman Brothers, or Washington Mutual.  Of our 2.3 million square feet of leasable office space, only 11.3% is due to expire in the next 18 months.  In addition, we collected 99% of our accounts receivable from tenants for the second quarter of 2008, a good indication of credit quality and stability.  We are invested in hotel, retail and housing properties, including condominium developments.  The current dislocation in the credit market, coupled with a recessionary economic environment, is likely to have a more pronounced impact on the performance of those investments than other investments in our portfolio due to the negative effects of such factors on the tenants or potential buyers of such properties.

We have no exposure to money market mutual funds.  We also do not own any loans or debt instruments purchased from third parties such as Bear Stearns or Lehman Brothers.  We have made two mezzanine loans totaling $22.7 million in respect of two multi-family residential complexes and participated in a $60 million bridge financing of which we made available $40 million in respect of Royal Island, an island resort property.  We own an approximately 31% interest in Royal Island as a limited partner.  We believe the borrowers and/or the guarantors of these loans remain creditworthy.

Credit Facility

In July and August 2008, we drew an aggregate of $26 million under our revolving credit facility.  The proceeds were used to fund ongoing costs at our development properties, to fund a portion of our acquisition of the portfolio in Central Europe, and for general corporate purposes.  During September 2008, we drew an additional $32 million under our revolving credit facility and placed the funds in deposits with creditworthy financial institutions.  As of September 30, 2008, there was approximately $58 million outstanding under the revolving credit facility.  The revolving credit facility bears interest at an annual rate that is equal to or a combination of (1) the LIBOR plus an applicable margin that, depending upon the debt service coverage ratio, may vary from 1.5% to 1.7%, or (2) the prime rate plus an applicable margin that, depending upon the debt service coverage ratio, may vary from 0% to 0.2%.

This Form 8-K contains forward-looking statements, including discussion and analysis of the financial condition of the market and how such conditions may relate to Behringer Harvard Opportunity REIT I, Inc. and our subsidiaries (which may be referred to as the “Registrant,” “we,” “us,” or “our”).  These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements are not guarantees of future performance or attractive investment opportunities that may available to us and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those identified in the “Risk Factors” section of our filings with the SEC, that could cause our actual results to differ materially from those projected in any forward-looking statement we make.  We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: October 20, 2008	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal